Exhibit 10.4

AMENDMENT TO SECURITIES PURCHASE AGREEMENT

                This Amendment to Securities Purchase Agreement (this “Amendment”) is entered into as of March 26, 2009, by and among CLARIENT, INC., a Delaware corporation (the “Company”), SAFEGUARD DELAWARE, INC., a Delaware corporation (“Purchaser”)

RECITALS

A.           The Company, Purchaser and Safeguard Scientifics, Inc., a Delaware corporation, are parties to that certain Securities Purchase Agreement, dated as of June 13, 2002 (the “Agreement”).

B.             Pursuant to Section 8.7 of the Agreement, the Company and Purchaser may amend the Agreement.

C.             The Company and Oak Investment Partners XII Limited Partnership are concurrently entering into a Stock Purchase Agreement dated of even date herewith (the “Stock Purchase Agreement”) pursuant to which the Company will issue to Oak shares of the Company’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”) having the rights, preferences and privileges set forth in the Certificate of Designations (as defined in the Stock Purchase Agreement).

D.            It is a condition to the obligations of Oak to shares of Series A Preferred Stock pursuant to the Stock Purchase Agreement that this Amendment be entered into by the parties hereto.

E.              The Company and Purchaser desire to amend the Agreement in accordance with the terms of this Amendment.

                NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Section 4.1(d) of the Agreement is amended and restated to read in its entirety as follows:

“(d)

(i)            So long as the holders of Series A Preferred Stock are entitled to elect at least one (1) director of the Company’s Board of Directors (the “BOARD”) pursuant to the Certificate of Designations, (A) the Company shall not increase the number of members of the Board in excess of nine (9) members and (B) to the extent not inconsistent with the fiduciary duties of the Board upon the request of the Purchaser in a writing signed by Purchaser and referencing this Section 4.1(d) (a “DESIGNATION NOTICE”), the Company will request that the Board appoint (in the case of vacancies) or nominate for election by the stockholders to the Board, up to three (3) nominees designated by the Purchaser in the Designation Notice (as well as replacement nominees for vacancies created by the death, resignation or removal of any Director serving as a result of such a nomination),  provided that Purchaser and its Affiliates own at least 25% of the voting power of all outstanding securities of the Company entitling the holders thereof to vote generally in the election of directors.  If the Purchaser and its Affiliates own less than 25% of the voting power of all outstanding securities of the Company entitling holders thereof to vote generally in the election of directors, the number of nominees that Purchaser is entitled to designate pursuant to this clause (i) shall be reduced from three (3) to two (2).

(ii)           From and after such time as the rights of the Series A Preferred Stock to elect at least one (1) director pursuant to the Certificate of Designations has terminated, to the extent not inconsistent with the fiduciary duties of the Board, upon the request of the Purchaser in a Designation Notice, the Company will request that the Board appoint (in the case of vacancies) or nominate for election by the stockholders to the Board, up to three (3) (or if more, not less than one-third (1/3) of the number of directors on the Board) nominees as designated by the Purchaser in the Designation Notice (as well as replacement nominees for vacancies created by the death, resignation or removal of any Director serving as a result of such a nomination), provided that Purchaser and its Affiliates own at least 25% of the voting power of all outstanding securities of the Company entitling the holders thereof to vote generally in the election of directors.  If the Purchaser and its Affiliates own less than 25% of the voting power of all outstanding securities of the Company entitling holders thereof to vote generally in the election of directors, the number of nominees that Purchaser is entitled to designate pursuant to this clause (ii) shall be reduced from three (3) to two (2).

(iii)          The Company will reimburse the Purchaser or its nominees who are appointed or elected to the Board who are employees of the Purchaser for all reasonable out of pocket costs incurred by such Purchaser Directors in attending meetings of the Board or committees thereof and in discharging their duties as directors of the Company. The Company will compensate Purchaser Directors who are not employees of the Purchaser on a basis comparable to the compensation arrangements in effect for directors of Purchaser who are not Purchaser Directors. Provided that there exists at least one Purchaser Director, the Company will cause a Purchaser Director to be a member of each committee of the Board except for the Related Party Transactions Committee and Audit Committee.

(iv)          At such time as the Purchaser and its Affiliates own less than 16.67% of the voting power of all outstanding securities of the Company entitling the holders thereof to vote generally in the election of directors, the Purchaser shall negotiate in good faith with the Company an appropriate amendment to the terms of this Section 4.1(d) in light of such diminished ownership.

(v)           So long as the holders of Series A Preferred Stock or the shares of Common Stock issuable upon conversion of the Series A Preferred Stock are entitled to elect at least one (1) director of the Company pursuant to the Certificate of Designations or the Stock Purchase Agreement, this Section 4.1(d) may not be amended without the prior written consent of the holders of a majority of the then-outstanding shares of Series A Preferred Stock.

(vi)          For the avoidance of doubt, the Purchaser agrees that during the term of this Agreement, so long as the Company is not in breach of its obligations hereunder, Purchaser and its Affiliates shall only designate, appoint or otherwise specify directors in accordance with the terms hereof.

(vii)         Any transferee complying with the assignment provisions in Section 8.8 shall be treated with all existing Purchasers as one “Purchaser” for purposes of determining how many Purchaser Directors the Purchasers collectively are entitled to pursuant to this Section 4.1(d) and which may be allocated amongst themselves; provided, however, whenever any one Purchaser (together with such Purchaser’s Affiliates) no longer holds at least five percent (5%) of the voting power of all outstanding securities of the Company entitling holders thereof to vote generally in the election of directors, such Purchaser shall no longer be deemed a Purchaser hereunder for any purpose whatsoever (including determining the number of Purchaser Directors the Purchasers are collectively entitled to).  In no event shall any Person other than a Purchaser hereunder have rights under this Section 4.1(n) with respect to a Purchaser Director.”

2.             A new Section 4.1(e) shall be added to the Agreement to read in its entirety as follows:

“(e)         For so long as Safeguard Scientifics accounts for its (and its Affiliates’) interests in the Company on a consolidated or equity method of accounting basis, the Company shall utilize the same auditing firm as Safeguard Scientifics, or such different auditing firm proposed by the Company as to which Safeguard Scientifics shall consent in writing.  In addition, the Company shall cause to be prepared a closing balance sheet and stub-period profit and loss statement on and up to the date that Safeguard Scientifics deconsolidates its (and its Affiliates’) interests in the Company.”

3.             A new Section 7.1.5 shall be added to the Agreement to read in its entirety as follows:

“7.1.5      Automatic Termination.   The Agreement shall terminate on the date that the Purchaser and its Affiliates own less than 5% of the voting power of all outstanding securities of the Company entitling the holders thereof to vote generally in the election of directors.”

4.             Section 8.8 is amended and restated in its entirety as follows:

“Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. The Purchaser may not assign any or all of its rights hereunder without the consent of the Company (whether in connection with any sale or transfer of all or any portion of the securities of the Company held by the Purchaser or otherwise); provided, however, (i) that the Purchaser may assign its rights and obligations under this Agreement to any Affiliate of the Purchaser; provided that such Affiliate executes a joinder agreement and becomes a party to this Agreement as a Purchaser hereunder and (ii) the board designation rights set forth in Section 4.1(d) may be assigned without the consent of the Company in accordance with the following sentence.  A Purchaser may formally assign one or more of its rights to a Purchaser Director set forth in Section 4.1(d) in connection with a sale of securities of the Company to a transferee; provided that (i) such transferee executes a joinder agreement and becomes a party to this Agreement as a Purchaser for purposes of Section 4.1(d), (ii) such transferee acquires at least 9,800,000 shares of Common Stock from the transferring Purchaser (as adjusted for any stock split, consolidation, reorganization, merger, dissolution and the like with respect to such shares), and (iii) a copy of the agreement allocating the right to one or more Purchaser Directors is provided to the Company.  The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser, except in connection with a transfer of its business substantially or as a whole, whether by merger, consolidation, sale of assets or otherwise and provided that (1) the assignee assumes in writing all obligations hereunder and (2) the Company remains liable to the extent still existing.”

5.             The definition of “Affiliate” set forth in Annex I is amended and restated in its entirety as follows:

““AFFILIATE” shall mean, at any time, (a) with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) with respect to the Company, any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “CONTROL” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.”

6.             A new Section 8.14 shall be added to the Agreement to read in its entirety as follows:

“8.14       Definition of Purchaser.  For the avoidance of doubt, for purposes of this Agreement the term “PURCHASER” shall mean Safeguard Delaware, Inc., a Delaware corporation, and any permitted transferees in accordance with Section 8.8.”

7.             Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement.

8.             Except as expressly amended hereby, all terms and provisions of the Agreement shall remain in full force and effect.

9.             This Amendment shall be governed by construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

10.           This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment to Securities Purchase Agreement on the date first set forth above.

CLARIENT, INC.

By:	/s/ Ray Land
Ray Land
Senior Vice President and
Chief Financial Officer

SAFEGUARD DELAWARE, 1NC.

By:	/s/ Brian Sisko
Brian Sisko
Vice President